Exhibit 99.1

Smart Move, Inc. Reports Third Quarter 2007 Financial Results
Revenue increased 55% to a record $2.3 million

Revenue grows 42% year-over-year; Management highlights need for additional financing

Denver, Colorado — November 19, 2007 – Smart Move, Inc. (AMEX: MVE) ), a Denver-based asset logistics manager providing a unique and increasingly popular alternative solution for transporting household and commercial goods today announced financial results for its third quarter ended September 30, 2007.

Highlights for the third quarter of 2007 include:

•	Record revenue of $2.3 million reflects an increase of 55% as compared to the third quarter of 2006

•	Excluding depreciation, amortization and impairment expense, the Company achieved its first single quarter gross profit.

•	More than 350 “moves in progress” were underway with customer goods already packed in SmartVaults™ at September 30, 2007, representing approximately $1.2 million in future revenue.

•	Freight expense as a percentage of sales was reduced to an average 54% per move.

Highlights for the nine months ended September 30, 2007 include:

•	Net Loss for the Nine months decreased by $970,000 as compared to the prior year period reflecting non-cash expense of $4.2 million reduced by a non-cash income tax benefit of $2.4 million.

•
The Company has added over 4,000 new containers in 2007. When fully deployed, the current fleet of approximately 5,000 SmartVaults™ has the capacity to enable over $20mm in annual revenues from interstate moves.

•
Smart Move lowered its average freight expense as compared to the prior year period by 21%. Freight expense is the single biggest component of cost of goods sold; in 2006 freight expense was 75% of the top line revenues, for the 3rd Quarter of 2007, the average was 54%.

“Our third quarter results give us confidence that the Smart Move model is maturing and getting closer to an inflection point,” said Smart Move President and Chief Executive Officer, Chris Sapyta. “The lowering of our freight costs during the quarter and first nine months of 2007 is an important leading indicator of how close we are to reaching that inflection point. With anticipated growth of sales volumes, increasing diversification of revenue sources, Smart Move is getting closer to the critical volumes that will allow us to reach EBITDA positive and at that point the Company’s performance will improve exponentially.”

Sapyta added, “The Smart Move concept is starting to gain the interest and respect within the close-knit moving industry community. National relocation firms are recognizing that now is the time to leverage Smart Move’s resources to enhance the effectiveness of the solutions that they offer to their major corporate clients and to retain customers they might otherwise lose to the competition. These relocation experts understand that Smart Move’s service offering addresses specific current needs in their industry, now. With all the inquiries from van lines, corporate relocation groups, 2008 is shaping up to be a break-out year. We have recently worked to develop a service arrangement with Bekins A-1, a significant van line agent with 19 major market operations, whose strategic commitment should produce over 1,600 moves for Smart Move in 2008. In addition Smart Move has established alliances with other leading interstate van lines who are gaining confidence in the processes used by Smart Move, and are impressed with the outstanding transit times and performance metrics that Smart Move has demonstrated it can deliver. Atlas World Group and Arpin Van lines, for example, continue to promote Smart Move’s initiatives and to book new moves with the Company every week helping to contribute to national awareness of Smart Move’s value proposition for customers.”

Financial Results

Smart Move’s comparable revenue for the three months ended September 30, 2007 was $2.3 million, an increase of 55%. The net loss for the quarter was $3.2 million compared to a net loss of $2.5 million for same period a year ago. The increase in the net loss relative to the comparable period is due primarily to an increase in depreciation expense of $572,782 and an impairment charge of $281,947 (both included in costs of good sold).

Total property and equipment before depreciation was $21.4 million at September 30, 2007, a $10 million increase from December 31, 2006. The majority of the increase is due to acquisition of newly manufactured SmartVault™ units and the associated GPS components.

For the nine months ended September 30, 2007, revenues were $4.6 million, a 42% increase from the same period last year. Net loss for the nine month period was $7.1 million compared to a net loss of $8.1 million for the same period a year ago. The decrease in the net loss is due primarily to an income tax benefit of $2.4 million and a decrease in selling, general and administrative expenses of approximately $260,851 offset by an increase in depreciation expense of $1,349,728 and an impairment charge of $406,011 (both included in costs of good sold), and an increase in interest expense of $1,025,973 (which includes an increase in non-cash interest charges of $1,078,153).

For the nine months ended September 30, 2007, net cash consumed in operations was approximately $3.8 million. Cash was consumed by the net loss of $7.1 million, less total noncash expenses of $4.2 million, which included $2.1 million for depreciation and amortization, $1.2 million for amortization of debt discounts (including $870,523 on an unamortized beneficial conversion feature on January 2006 debt instruments which converted to equity), $174,555 of non-cash compensation, an asset impairment of $406,011, an increase in bad debts of $94,474, and shares and warrants issued as an inducement to convert debt to equity of $250,437. These items were partially offset by a non-cash deferred income tax benefit of $2.4 million.

Near Term Financing Requirements

As a result of the significant increase in equipment purchases of SmartVault TM containers and launch delays which reduced revenues expected to be generated from national van line initiatives, the Company currently requires and plans to seek significant additional capital to continue to expand and execute its business plan.

Long-Term Planning

The Smart Move management team is excited about the Company’s future opportunities and the potential of Smart Move’s business model. Management is also mindful of the risks and uncertainties Smart Move faces in the near and intermediate term and that must be addressed in formulating the Company’s business plans as a result of its continued dependence on financing. The Company has determined to suspend issuance of any forward looking earnings guidance. As an early stage Company, Smart Move has little historical information to assist management in identifying the factors and trends that may influence the Company’s future results and as Smart Move expands its sales channels it depends significantly on large national alliance partners in connection with the timing, as well as the effectiveness of a number of the Company’s important strategic joint marketing initiatives. Moreover, the Company is offering a service that is a new value proposition for an old industry, and it is difficult to predict the extent and timeframe of acceptance of our innovations.

Conference Call
The Company will conduct a conference call to discuss third quarter 2007 financial results on November 19, 2007 at 11:00 a.m. EST. Hosting the call will be Chris Sapyta, President and Chief Executive Officer and Edward Johnson, Chief Financial Officer. The conference call can be accessed by dialing 800-240-5318. A replay will be available one hour after the call and can be accessed from the Company’s website at www.gosmartmove.com under the investor relations section.

About Smart Move, Inc.
Smart Move, Inc. (AMEX: MVE) provides an innovative and increasingly popular method of transporting household and commercial goods securely and on a time guaranteed basis, using SmartVaults™, its proprietary and innovative, GPS equipped shipping containers. Smart Move operates in the 61 largest metropolitan areas in the United States, with moving services available to more than 92% of the U.S. population. Logistics are handled via the freight division of the world’s largest package delivery Company and a global leader in supply chain services. Smart Move’s competitive advantages include superior security, scheduling flexibility, expedited service and automatic full coverage insurance. For more information, visit www.gosmartmove.com

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Certain statements in this release which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. These “forward-looking statements” are within the meaning of the Private Securities Litigation Reform Act of 1995. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other similar expressions.  These forward-looking statements include statements regarding the Company’s expectations, beliefs, or intentions about the future, and are based on information available to the Company at this time. Smart Move assumes no obligation to update any of these statements and specifically declines any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, our current dependence on financing, the results of our financing and refinancing efforts, ability to service debt, general economic conditions, changes in laws or regulations and risks related to development activities as described in our Form 10-QSB filed for the current quarter, our registration statement on Form SB-2 filed for Smart Move’s initial public offering, and other risk factors described from time to time in the Company’s periodic reports, including its annual report filed on Form 10-KSB for the year ended December 31, 2006.

Contacts:
Smart Move, Inc.
Pete Bloomquist, 303-339-9558, pete@gosmartmove.com

Smart Move, Inc.
Statements of Operations

	Three Months Ended
	September 30,
	2007	2006
	(unaudited)

Sales	$2,311,168	$1,490,934

Cost of moving and storage (exclusive of depreciation, amortization and impairment shown separately below)	2,243,459	1,623,627
Depreciation, amortization and impairment	1,110,848	275,278

Total cost of moving and storage	3,354,307	1,898,905

Gross loss	(1,043,139)	(407,971)

Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	1,477,407	848,420
Depreciation and amortization	45,325	26,166
Write-off of deferred offering costs	—	602,262

Total selling, general and administrative expenses	1,522,732	1,476,848

Operating loss	(2,565,871)	(1,884,819)

Other income (expense):
Interest income	23,465	9,805
Interest expense	(615,729)	(604,880)

Total other expense	(592,264)	(595,075)

Net loss	$(3,158,135)	$(2,479,894)

Net loss per share:
Basic and diluted	$(0.29)	$(0.45)

Shares used to compute net loss per share:
Basic and diluted	10,854,716	5,522,706

Smart Move, Inc.
Statements of Operations

	Nine Months Ended
	September 30,
	2007	2006
	(unaudited)

Sales	$4,603,287	$3,227,403

Cost of moving and storage (exclusive of depreciation, amortization and impairment shown separately below)	4,908,590	3,804,936
Depreciation, amortization and impairment	2,421,573	706,810

Total cost of moving and storage	7,330,163	4,511,746

Gross loss	(2,726,876)	(1,284,343)

Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	4,691,760	4,952,611
Depreciation and amortization	112,944	71,968
Impairment of note receivable	—	47,000
Write-off of deferred offering costs	—	602,262

Total selling, general and administrative expenses	4,804,704	5,673,841

Operating loss	(7,531,580)	(6,958,184)

Other income (expense):
Interest income	283,195	80,481
Interest expense	(2,255,648)	(1,229,975)

Total other expense	(1,972,453)	(1,149,494)

Loss before income tax benefit	(9,504,033)	(8,107,678)
Income tax (benefit)	(2,367,000)	—

Net loss	$(7,137,033)	$(8,107,678)

Net loss per share:
Basic and diluted	$(0.68)	$(1.67)

Shares used to compute net loss per share:
Basic and diluted	10,502,378	4,854,846

Balance Sheets

	September 30,	December 31,
	2007	2006
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,685,394	$14,235,823
Account receivable trade, net of allowance of $49,000 and $40,274	230,824	121,280
Packing supplies	96,247	—
Contracts in process	471,242	367,888
Prepaid and other	57,680	114,825

Total current assets	2,541,387	14,839,816

Property and equipment, net	17,799,543	9,662,213
Other assets	117,211	89,006

	17,916,754	9,751,219

Total assets	$20,458,141	$24,591,035

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,856,011	$797,508
Accrued interest	291,296	315,191
Deferred revenue	349,942	113,464
Deferred income tax	—	122,000
Current portion of long-term debt and notes payable, (face amount of $976,379 and $816,238) net of discounts of $608,364 and $522,599)	368,015	293,639
Current portion of obligations under capital leases	89,708	84,130

Total current liabilities	3,954,972	1,725,932

Long-term liabilities:
Long-term debt and notes payable, less current portion, (face amount of $9,347,184 and $10,179,971) net of discounts and offering costs of $4,084,145 and $5,695,423, respectively.	5,263,039	4,484,548
Obligations under capital leases, less current portion	171,215	250,666
Deferred income tax	—	2,165,000

Total long-term liabilities	5,434,254	6,900,214

Total liabilities	9,389,226	8,626,146

Commitments and contingent liabilities

Shareholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized 10,979,699 and 10,171,092 issued and outstanding, respectfully	1,097	1,017
Additional paid-in capital	19,385,786	17,064,807
Accumulated deficit	(8,317,968)	(1,100,935)

Total shareholders’ equity	11,068,915	15,964,889

Total liabilities and shareholders’ equity	$20,458,141	$24,591,035